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                                                                    EXHIBIT 10.7

                THIRD AMENDMENT TO REAL ESTATE PURCHASE AGREEMENT

      This Third Amendment to Real Estate Purchase Agreement ("Amendment") is made and entered into as of the 2nd day of November, 2004, by and between WARBURG-STORAGEMART PARTNERS, L.P. ("Buyer" or "Purchaser") and CHICAGO I SELF-STORAGE, LTD., an Illinois limited partnership ("Seller").

      This Amendment is made in view of the following facts:

A. Seller and Buyer entered into a Real Estate Purchase Agreement dated as of September 14, 2004 (the "Contract"). Capitalized terms used herein but not defined herein shall have the meanings given them in the Contract.

B. Seller and Buyer entered into an amendment to the Contract pursuant to a letter dated October 29, 2004, executed by counsel for Seller and Buyer (the "First Amendment") and pursuant to a letter dated November 1, 2004, executed by counsel for Seller and Buyer (the "Second Amendment").

C. Seller and Buyer desire to amend the Contract in certain respects.

      NOW THEREFORE, Seller and Buyer agree as follows:

      1. REDUCTION OF PURCHASE PRICE FOR ASBESTOS REMEDIATION: As part of Buyer's due diligence inspections regarding the Property, Buyer obtained a study concerning whether the Property contains asbestos and asbestos-containing materials (collectively "ACM"). Such study concluded that the Property does contain ACM and that the ACM should be removed, contained and otherwise remediated. Buyer's consultants concluded that the cost to remove, contain and remediate the ACM will be $43,347.00. The Buyer and Seller agree that the Contract is amended to reduce the Purchase Price by the amount of $43,347.00. In consideration of the reduction of the Purchase Price as agreed in this paragraph 1 of this Amendment, Buyer agrees that Seller shall have no obligation to take any actions to remove, contain or otherwise remediate any of the ACM, and Buyer shall purchase the Property subject to the ACM and shall assume all liability and responsibility with respect to the ACM.

      2. TENANT ESTOPPEL CERTIFICATES: Buyer has prepared and delivered to Seller and has requested Seller to assist in obtaining execution of tenant estoppel certificates ("Estoppel Certificates") for tenants who have leased space in the Real Estate (those tenants being Sprint Com, Inc., Advance Event Group, Inc., ATT & T Wireless PCS, Inc., and Cook Inlet / Voice Stream PSC, L.L.C.). Buyer recognizes that Seller has no obligation under the Contract to obtain execution of the Estoppel Certificates. However, Seller agrees to use its best reasonable efforts to assist Buyer in obtaining the signatures of the Tenants on the Estoppel Certificates, and specifically Seller agrees that Seller will present the Estoppel Certificates to the tenants, will

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request that the tenants execute the Estoppel Certificates, and will take such other action as may be reasonably necessary to obtain execution of each of the Estoppel Certificates. However, Buyer recognizes that neither the execution nor the delivery of the Estoppel Certificates, or any of them, shall be conditions precedent to the Buyer's obligation to close.

      3. CRITICAL WALL REPORT: Seller shall cause an update or supplement to the "critical wall" report of the Property to be submitted to the City of Chicago, Illinois (the "City") prior to Closing. In consideration of the Seller's obligations undertaken in this paragraph 3 of this Amendment, Buyer and Seller agree that the Purchase Price is increased by the amount of $7,500.00. The updated critical wall report shall contain an amount that the Seller's consultant reasonably expects will be required to be expended to comply with the City's requirements regarding the critical wall report (such amount being referred to as the "Repair Amount"). If the updated or supplemental critical wall report reveals or indicates that the Repair Amount is up to but not in excess of $50,000.00, then the Seller shall cause all such repairs or other work to be done prior to the Closing; provided, however, that if the repairs or other work cannot reasonably be completed prior to Closing, then the Closing shall take place without the additional work and repairs being completed, the Purchase Price shall be reduced by the Repair Amount, Buyer shall assume all obligations with respect to performing all critical wall work and repairs, and Seller shall be released from any further obligations in that regard. However, if the updated or supplemental report indicates that it will cost in excess of $50,000.00 to maintain the Property's compliance with the requirements relating to the critical wall report, Seller shall give written notice thereof to Buyer (the "Critical Wall Notice"). The Critical Wall Notice shall include a detailed analysis of what will be required in order to maintain compliance with the critical wall requirements and a detailed cost breakdown. Within five (5) business days after receipt of the Critical Wall Notice, the Buyer shall elect, in writing, whether the Buyer will (1) proceed to closing with a reduction in the Purchase Price of $50,000.00, or (2) terminate the Contract. If the Buyer elects to proceed to Closing, then the Purchase Price shall be reduced by $50,000.00, Buyer shall assume all obligations with respect to performing all critical wall work and repairs, and Seller shall be released from any further obligations in that regard. If the Buyer elects to terminate the Contract, the Contract shall be terminated and Buyer shall receive a full refund of the earnest money deposit. In the event that Buyer gives no written response within five (5) business days after receipt of a Critical Wall Notice, then Buyer shall be deemed to have elected to proceed to closing and to have the Purchase Price reduced by $50,000.00.

      4. PURCHASE PRICE: After taking into consideration the modifications to the Purchase Price as stated in paragraphs 1 and 3 of this Amendment, the total Purchase Price shall be $6,914,153.00. All references in the Contract to the Purchase Price are amended to mean and refer to the amount of $6,914,153.00.

      5. RATIFICATION: Subject to the foregoing modifications, and subject to the modifications contained in the First Amendment and the Second Amendment, Buyer and Seller

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ratify and reaffirm the Contract. No amendments to the Contract are intended by
Buyer and Seller except as specifically stated herein.

      IN WITNESS WHEREOF, the Buyer and Seller have executed this Amendment as of the 2nd day of November, 2004.

                                     WARBURG-STORAGEMART PARTNERS, L.P.
                                     ("Buyer")

                                     By:  SMP Management, L.L.C.,
                                          General Partner

                                          By:    _______________________
                                          Name:  _______________________
                                          Title: _______________________

                                     CHICAGO I SELF-STORAGE, LTD.. ("Seller")

                                     By:  Chrisken Partners Cash Income
                                          Fund, L.P., General Partner

                                          By:    Chrisken Income Properties,
                                                 Inc., Managing General
                                                 Partner

                                                 By:    __________________
                                                 Name:  __________________
                                                 Title: __________________